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         FOR IMMEDIATE RELEASE

         CONTACTS:
         INVESTOR CONTACT:                         MEDIA CONTACT:
         Charleigh Shayne                          Billy Austin
         Director, Investor Relations              Vice President, Marketing
         (972) 664-8061                            (972) 664-8040

                ODS NETWORKS, INC. ANNOUNCES BOARD AUTHORIZATION
                                      OF
                            STOCK REPURCHASE PROGRAM

Richardson, Texas - October 14, 1999 - ODS Networks, Inc. (NASDAQ: ODSI) ("ODS") today announced that its Board of Directors authorized a stock repurchase program under which up to 1.0 million shares of ODS' outstanding common stock may be acquired in the open market over the next 12 months at the discretion of management.

Under the program, the purchases will be funded from available working capital, and the repurchased shares will be held in treasury or used for ongoing stock issuances such as issuances under employee stock plans. As of September 30, 1999, ODS had approximately 18.6 million shares outstanding.

Chairman and Chief Executive Officer G. Ward Paxton remarked, "The Board's approval of this program reflects our confidence in ODS' future. Repurchasing stock is one means of underscoring our commitment to enhancing stockholder value."

ABOUT ODS NETWORKS, INC.

ODS Networks, Inc. is a leading provider of high-performance network and data security solutions. ODS products are used worldwide by government agencies and private and public companies. ODS provides leading edge software and hardware solutions that address the network's most demanding bandwidth and security challenges. Additional information about ODS is available at http://www.ods.com.